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                                                                 EXHIBIT 10(n)
                      CONSULTING AND NON-COMPETE AGREEMENT


    This Consulting and Non-Compete Agreement ("Agreement") is made and entered into by and between Michael H. Focht, Sr. (hereinafter referred to as "Mr. Focht") and Tenet Healthcare Corporation (hereinafter referred to as "Tenet").

    WHEREAS, Mr. Focht has served as the President and Chief Operating Officer of Tenet Healthcare Corporation; and

    WHEREAS, Mr. Focht has indicated his plans to resign from employment with Tenet and retire on or about December 31, 1999; and

    WHEREAS, Tenet desires to retain Mr. Focht as a consultant for a period of time to perform certain consulting services for Tenet in conjunction with matters with which he has had previous experience with Tenet or which are within his area of expertise or experience, and Mr. Focht desires to provide such consulting services to Tenet;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. This Agreement shall become effective on January 1, 2000 following Mr. Focht's retirement and resignation from employment with Tenet ("the Effective Date") and shall continue for the next thirty-six months ("the Consulting Period"). Notwithstanding any other provision of this Agreement, Tenet shall have no obligation to renew or continue this Agreement beyond the Consulting Period and shall have no further obligation to Mr. Focht if this Agreement or Mr. Focht's services hereunder are terminated by Tenet for cause as defined below or this Agreement expires by its terms.

    2. Mr. Focht agrees that during the Consulting Period, he will provide consulting services and hold himself available to provide such services to Tenet and/or its representatives in connection with any matter with which he previously has had experience at Tenet or which is otherwise within his area of expertise or experience. Mr. Focht acknowledges and agrees that he shall make himself available at reasonable time(s) and place(s) for such consulting services upon reasonable notice from Tenet's Chairman and Chief Executive Officer or his/her authorized designee.

    3. Mr. Focht acknowledges and agrees that he shall not be an employee of Tenet during the Consulting Period, and that he shall perform all consulting services under this Agreement as an independent contractor. Mr. Focht shall have no authority to bind Tenet to any obligation except with prior written authorization from Tenet's Chairman and Chief Executive Officer or his/her authorized designee.

    4. As compensation for Mr. Focht's holding himself available to provide consulting services and for providing such services under this Agreement, Tenet agrees to pay Mr. Focht a monthly gross fee of Forty Three Thousand Six Hundred Sixty Six Dollars ($43,666). Mr. Focht agrees that he is responsible to report his own taxes; however, Tenet will, as an accommodation to Mr. Focht, withhold taxes from its payments to him. Mr. Focht further acknowledges that Tenet makes no warranties as to any tax consequences of such payments, and specifically agrees that the determination of any tax liability or other consequences of the payments set forth above is

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Mr. Focht's sole and complete responsibility and that he will pay all state, federal and/or local taxes, if any, assessed against him on such payments.

    5. Tenet further agrees to reimburse Mr. Focht for any and all reasonable expenses incurred at Tenet's request and with Tenet's consent in connection with his providing consulting services during the consulting period, including, but not limited to, such expenses as (i) local automobile mileage at the rate established by the United States Internal Revenue Service; (ii) first class airline tickets purchased for domestic travel;
(iii) first class airline tickets purchased for international travel; and
(iv) all authorized reasonable hotel, meal, telephone, fax and other out-of-pocket expenses incurred in connection with Mr. Focht's approved travel and consulting services, so long as Mr. Focht provides to Tenet acceptable documentation of or receipts for such expenses. Tenet further agrees to provide secretarial support as required to support Mr. Focht's consulting assignments and during the first twenty-four months of the consulting period Tenet will provide a full-time executive assistant acceptable to Mr. Focht to assist Mr. Focht in the transition from his office as President and Chief Operating Officer. Tenet will pay for the necessary and reasonable travel and lodging expenses of the executive assistant as required to provide the support to Mr. Focht. Such travel and lodging shall be limited to no more than one round trip from Dallas, Texas to Santa Ynez, California every 45 days and two nights of lodging per trip.

    6. Tenet acknowledges that Mr. Focht is retiring from the company with its consent. Tenet further agrees that, as a retiree, Mr. Focht also may exercise, for a period of three (3) years after the Effective Date, and in accordance with the terms of the applicable Tenet benefit plan, any stock options he may have been granted under the NME 1983 Stock Incentive Plan prior to the Effective Date. Tenet further agrees that, as a retiree, Mr. Focht also may exercise any stock options he may have been granted under the NME 1991 Stock Option Plan, or the Tenet 1995 Stock Incentive Plan, in accordance with the terms of the applicable Tenet stock option plan. Mr. Focht acknowledges that the stock options granted June 24, 1998 will not be permitted to vest and will not be exercisable since Mr. Focht will not be in compliance with the terms of that grant.

    7. Tenet further agrees that the Consulting Period shall be considered for purposes of determining Mr. Focht's final SERP benefit under the Tenet Supplemental Executive Retirement Plan and that Mr. Focht will be eligible to receive the early retirement benefit from that plan as of the end of the consulting period. The SERP benefit payable as of the end of the consulting period will be approximately $546,430 per year with the final amount to be determined when Mr. Focht's actual salary and bonus through December 31, 1999 are known. Tenet agrees to provide such payment if the plan does not.

    8. Tenet agrees that during the Consulting Period, Tenet will continue to provide health insurance benefits either by Tenet's paying the COBRA premium for health coverage or such benefits to be provided under a commercially available health insurance policy from a carrier which is acceptable to Mr. Focht to be purchased by Tenet, unless such policy is impracticable to obtain due to preexisting conditions (as defined by such policy) or other limitations, in which event Tenet shall continue to provide such health insurance benefits under Tenet's existing benefit plan(s). Tenet further agrees that any health insurance coverage provided to Mr. Focht and his spouse during the Consulting Period shall be the same as provided to Tenet's then current President and Chief Operating Officer or substantially equal to the health insurance coverage previously provided to Mr. Focht.

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    9.  Should Mr. Focht become disabled and otherwise be unable to perform under this agreement, all consulting payments under the agreement shall cease and the SERP benefits described in Paragraph 7 above shall become immediately payable. If Mr. Focht dies during the term of this agreement, the consulting payments under this agreement shall cease and the survivor benefits as appropriate under the SERP shall begin to be paid at fifty percent (50%) of the amount shown in Paragraph 7 above.

   10. Mr. Focht agrees that either by mutual agreement with the Chairman and Chief Executive Officer or by instruction from the Board of Directors of Tenet, Mr. Focht will surrender his positions, titles and responsibilities as President and Chief Operating Officer, or either of such positions, prior to December 31, 1999. Following the date of any such surrender and until the Effective Date, Mr. Focht shall continue to be an employee of Tenet and shall continue to receive salary, benefits and Annual Incentive Plan awards as in effect before such surrendering of title, position and responsibilities, and shall provide such similar services and in a similar manner to Tenet as set forth in Paragraph 2.

   11. Mr. Focht agrees that should he continue to be a member of the Board of Directors of Tenet during all or any portion of the Consulting Period, he shall not receive any fees including the normal fees and retainer paid to non-employee directors. Further, Mr. Focht shall not be entitled to receive benefits under the Director's Retirement Plan or the 1994 Directors Stock Option plan.

   12. Mr. Focht acknowledges that he has held sensitive executive positions with Tenet and its subsidiaries and that, by virtue of having held such positions, he has had access to, and has received or developed confidential information and trade secrets pertaining to Tenet's operations which are proprietary to Tenet and which have not been disclosed to the public. Mr. Focht agrees that he shall keep all such information confidential and that he shall not disclose any such information to any other person, except as may be required by law or with the consent of Tenet. Without limiting the generality of the foregoing, Mr. Focht agrees that he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to the confidential information concerning Tenet, its operations, officers or directors which is proprietary to Tenet and which has not been disclosed to the public, or any other matters concerning his employment with Tenet. Mr. Focht further agrees that he will not talk to or provide any documents to any non-governmental third party concerning any allegation of unlawful or fraudulent activity or conduct, except as may be required by law. Mr. Focht further agrees that he promptly will notify Tenet's General Counsel, Scott M. Brown, or his successor, in the event that any request is made of him by anyone for the disclosure or release of any information or documents referred to herein.
Mr. Focht further agrees that any disclosure by him or any of Tenet's confidential or proprietary information referred to herein in violation of this agreement, which disclosure is materially adverse to Tenet, its subsidiaries or related companies or entities, or its and/or their operations, officers or directors, shall constitute a material breach of this Agreement.

   13. Mr. Focht agrees that during the Consulting Period he will cooperate fully with Tenet, upon request, in relation to Tenet's defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred during Executive's prior employment by Tenet. Such continuing duty of cooperation shall include making himself available to Tenet, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to Tenet and its legal counsel upon request. Tenet will reimburse Mr. Focht for any expenses, including legal expenses, incurred by Mr. Focht in satisfying his obligation under this Paragraph 13.

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   14.  Mr. Focht agrees not to accept any employment, provide any services to any entity or person or engage in any enterprise during the Consulting Period that would interfere or conflict with his ability to provide the consulting services or other services required under this Agreement. Mr. Focht agrees that during the Consulting Term, unless express prior written permission is granted by Tenet, he shall not, directly or indirectly, for his own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or serve as a director of, or consult for, or license or provide know how to, or otherwise render services to, or allow his name or reputation to be used in or by, any other present or future business enterprise that competes with Tenet or its subsidiaries or affiliates in any of the lines of business in which Tenet or such subsidiaries or affiliates are then engaged anywhere in the world; PROVIDED that nothing contained herein shall limit the right of Mr. Focht, as an investor, to hold and make investments in securities of any corporation or other entity that competes in the lines of business in which Tenet, its subsidiaries or its affiliates are engaged. Mr. Focht acknowledges that he considers the restrictions set forth in this Paragraph 14 to be reasonable and necessary both individually and in the aggregate for the proper fulfillment of his consulting obligations hereunder. Mr. Focht further acknowledges and agrees that if he engages in any activity proscribed by this Paragraph 14, Tenet shall have no further obligation to make any payments to Mr. Focht under this Agreement. If Tenet should cease to make payments under this agreement then Mr. Focht would be free to compete.

   15. Tenet agrees to indemnify, defend and hold harmless Mr. Focht to the fullest extent permitted by Tenet's by-laws and articles of incorporation, in connection with any action brought against Mr. Focht involving his proper performance of the consulting services required of him under this Agreement.

   16. The parties agree that no provision in this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating with any internal or external investigation or of any governmental agency in the proper performance of its investigatory or other lawful duties.

   17. Tenet may terminate this agreement for cause. For purposes of this Agreement, "cause" shall be defined to include, without limitation, Mr. Focht's dishonesty, fraud, willful misconduct, willful breach of his duties, self-dealing, failure or habitual neglect or refusal to perform his duties in any material respect, violation of law in the performance of his consulting duties (except traffic violations or similar minor infractions), continued incapacity to perform his duties and any failure or refusal by Mr. Focht to comply with any reasonable instructions from Tenet, including instructions to surrender his position as further set forth in Paragraph 10.

   18. The parties agree that any dispute, controversy or claim whatsoever arising out of or relating to this Agreement or the termination thereof, or otherwise between Tenet and Mr. Focht shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association before an arbitrator selected by mutual consent who is a member of the National Academy of Arbitrators. This includes all claims whether arising in tort or contract and whether arising under statute or common law. The obligation to arbitrate such claims shall survive the termination of this Agreement, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall not have the right to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered or enforced by any court having jurisdiction thereof. The arbitrator's fees shall be borne equally by the parties, and each party shall be

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responsible for paying its own costs for the arbitration, including without limitation, attorneys' fees, witness fees, transcripts or other expenses. However, the arbitrator may award attorneys' fees and costs to the prevailing party where expressly authorized by statute.

   19. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California without regard to conflicts of laws principles. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

   20. Should any provision of this Agreement be declared and/or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Notwithstanding the foregoing, Mr. Focht acknowledges and agrees that if Paragraph 14 of this Agreement is found to be illegal, invalid or in any way unenforceable or if Mr. Focht initiates any proceeding of any nature or kind or seeks to challenge the validity or enforceability of Paragraph 14, Tenet shall have no further obligation to make any payments to Mr. Focht under this Agreement and Mr. Focht shall have no responsibility to continue to provide services

   21. The parties hereby agree that this Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

   22. Tenet further agrees that all of its obligations under this Agreement shall be binding and enforceable against any and all of its successor companies and entities. Tenet hereby represents that it has the authority to so bind such successor(s).

   IN WITNESS WHEREOF, the parties hereto, having first read the same, have executed this Consulting and Non-Compete Agreement on the dates hereinafter set forth and hereby warrant and represent that they have the authority to enter into this agreement.

DATED ___________________, 199_             __________________________________
                                                  Michael H. Focht, Sr.

DATED ___________________, 199_             TENET HEALTHCARE CORPORATION

                                            By:_______________________________

                                            Title:____________________________



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